Exhibit 5.1

Perkins Coie LLP 1301 Second Avenue Suite 4200 Seattle, WA 98101	T. +1.206.359.8000 F. +1.206.359.9000 perkinscoie.com

July 22, 2025

RadNet, Inc.

1510 Cotner Avenue

Los Angeles, California 90025

Re:       Post-Effective Amendment on Form S-3

Ladies and Gentlemen:

We have acted as counsel to RadNet, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Post-Effective Amendment on Form S-3 to the Registration Statement on Form S-4 (File No. 333-287005), which was declared effective by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the rules promulgated thereunder (the “Rules”), on May 21. 2025 (the “Registration Statement”), for the registration of 57,427 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”) to be issued by the Company pursuant to the iCAD, Inc. 2016 Stock Incentive Plan, as amended, and the iCAD, Inc. 2012 Stock Incentive Plan, as amended by Amendment No. 1 (collectively, the “Plans”), which were assumed by the Company in connection with the consummation of the acquisition of iCAD, Inc., a Delaware corporation (“iCAD”) on July 17, 2025 pursuant to the Agreement and Plan of Merger, dated April 15, 2025, by and among the Company, iCAD and Trio Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company.

In our capacity as counsel to the Company, we have examined the Registration Statement and such other documents, records and instruments as we have deemed necessary for the purposes of this opinion. As to matters of fact material to the opinion expressed herein, we have relied on (i) information in public authority documents (and all opinions based on public authority documents are as of the date of such public authority documents and not as of the date of this opinion letter), and (ii) information provided in a certificate of officers of the Company. We have not independently verified the facts so relied on.

In such examination, we have assumed the following without investigation: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on and subject to the foregoing, we are of the opinion that any Shares that may be issued by the Company pursuant to the Plans, upon the registration by its registrar of the Shares and the issuance thereof by the Company in accordance with the terms of the Plans, and the receipt of consideration therefor in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

This opinion is limited to the laws of the State of Delaware, and we express no opinion as to the effect of the laws of any other jurisdiction.

This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendments thereto and to the reference to our firm in the prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules of the Commission issued thereunder.

Very truly yours,

/s/ Perkins Coie LLP